EXHIBIT 3.1
AMENDED AND RESTATED CODE OF REGULATIONS
OF
MYERS INDUSTRIES, INC.
(As amended through December 18, 2009)
ARTICLE I
SHAREHOLDERS
Section 1. Annual Meeting
     The Annual Meeting of Shareholders of the Company for the election of Directors, the consideration of financial statements and other reports to be laid before such meeting, and the transaction of such other business as may be brought before such meeting shall be held on such date and at such hour during the fourth calendar month following the close of the fiscal year of the corporation as may be designated by the Board of Directors, the Chairman of the Board or the President and specified in the notice of the meeting. Upon due notice there may also be considered and acted upon at an Annual Meeting any matter which could properly be considered and acted upon at a Special Meeting.
Section 2. Special Meetings
     Special Meetings of Shareholders of the Company may be held on any business day when called by the Chairman of the Board, the President, the Board of Directors acting at a meeting, a majority of the Directors acting without a meeting, or persons who hold fifty per cent (50%) of all shares outstanding and entitled to vote thereat. Upon request in writing delivered either in person or by registered mail to the President or the Secretary by any persons entitled to call a Meeting of Shareholders, such Officer shall forthwith cause to be given to the Shareholders entitled thereto the requisite notice of a meeting to be held on the specified date, as provided in Section 4 of this Article I. If such notice is not given within forty-five (45) days after the delivery or mailing of such request, the persons calling the meeting may fix the time of the meeting and give notice thereof in the manner provided by law or as provided in these Regulations, or cause such notice to be given by any designated representative. Calls for Special Meetings shall specify the purpose or purposes thereof, and no business shall be considered at any such meeting other than that specified in the call therefor.
Section 3. Place of Meetings
     Meetings of Shareholders shall be held at the principal office of the Company in Ohio unless the Board of Directors acting at a meeting, or a majority of the Directors acting without a meeting, designates some other place either within or without the State of Ohio and causes the notice thereof to so specify.
Section 4. Notice of Meetings — Waiver
     Not less than seven (7) nor more than sixty (60) days before the date fixed for a Meeting of Shareholders, written notice stating the time, place and purposes of such meeting shall be given by or at the direction of the Chairman of the Board, the President, the Secretary, an Assistant Secretary, or any other person required or permitted by these Regulations to give such notice. The notice shall be given by personal delivery, by mail or in any manner provided for under Ohio law, to each Shareholder entitled to notice of the meeting who is of record as of the date next preceding the day on which notice is given, or, if another date thereof is duly fixed, of record as of said date. Such notice shall be addressed to the Shareholder at his address as it appears on the records of the Company, and such notice shall be deemed to have been given on the day provided for under Ohio law, or if mailed when deposited in the mail. If said record date shall fall on a holiday, the record date should be taken as of the close of business on the next preceding day which is not a holiday.
     Notice of the time, place and purposes of any Meeting of Shareholders may be waived by any Shareholder in writing, either before or after the holding of such meeting, which writing shall be filed with and entered upon the records of the meeting, or by his attendance at any such meeting without protesting the lack of proper notice prior to or at the commencement of such meeting.
Section 5. Quorum — Adjournment
     At any meeting of Shareholders, the holders of shares entitling them to exercise a majority of the voting power of the Company, present in person or by proxy, shall constitute a quorum for such meeting; provided, however, that no action required by law, the Amended and Restated Articles of Incorporation or these Regulations to be authorized or taken by the holders of a designated proportion of shares of the Company may be authorized or taken by a lesser proportion.
     The holders of a majority of the voting shares represented at the meeting, whether or not a quorum is present, may adjourn such meeting from time to time without notice other than by announcement at the meeting. If any meeting is adjourned, notice of adjournment need not be given if the time and place to which it is adjourned are fixed and announced at such meeting, except as otherwise provided in Article III.
Section 6. Proxies
     A person who is entitled to attend a Shareholders’ Meeting, to vote thereat or to execute consents, waivers or releases may be represented at such meeting or vote thereat, and execute consents, waivers and releases, and exercise any of his rights by proxy or proxies appointed by a writing signed by such person as provided by the laws of the State of Ohio.
Section 7. Financial Reports
     At the Annual Meeting, there shall be laid before the Shareholders a financial statement, which may be consolidated, consisting of:
1.	A Balance Sheet containing a summary of the assets, liabilities, stated capital and surplus (showing separately any capital surplus arising from unrealized appreciation of assets, other capital surplus, and earned surplus) of the Company as of a date not more than four (4) months before the date of such meeting; and

2.	A Statement of Profit and Loss and Surplus, including a summary of profits, dividends paid, and other changes in the surplus accounts of the Company, for the year ending with the date of such Balance Sheet.
     An Opinion signed by the President or a Vice President or Treasurer, or Assistant Treasurer, or by a public accountant or firm of public accountants, shall be appended to such financial statement to the effect that the financial statement presents fairly the position of the Company and the results of its operations in conformity with generally accepted accounting principles applied on a basis consistent with that of the preceding period, or such other Opinion as is in accordance with sound accounting practice.
Section 8. Organization of Meetings
(a)	The Board of Directors shall determine from time to time the Officer who shall preside at all Meetings of Shareholders.

(b)	The Secretary or Assistant Secretary shall act as secretary and keep the minutes of all meetings and in the absence of the Secretary and Assistant Secretary, the presiding Officer at the meeting shall appoint any other Officer to act in his place.

(c)	At each meeting an alphabetically arranged list or classified list of Shareholders of record who are entitled to vote as of the applicable record date, showing their respective addresses and the number and class of shares held by each, shall be produced by the Secretary, Assistant Secretary or the particular agent having charge of the transfer of the shares. This list, when certified by such Officer or agent, shall be prima facie evidence of the ownership or the facts shown therein.
Section 9. Inspectors of Election
     The Directors, in advance of any Meeting of Shareholders, may appoint any person(s) as an Inspector of Election to act at such meeting or any adjournments thereof. If Inspector(s) are not so appointed, the Officer or person acting as Chairman of any such meeting may and on the request of any Shareholder or his proxy shall make such appointment.
     In case any person appointed as Inspector fails to appear or act, the vacancy may be filled by appointment made by the Directors in advance of the meeting, or at the meeting by the Officer or person acting as Chairman.
     If there are three (3) or more Inspectors, the decision, act or certification of a majority of them shall be effective in all respects as the decision, act or certification of all.
     The Inspector(s) shall determine the number of shares outstanding, the voting rights with respect to each of the shares represented at the meeting, the existence of a quorum, and the authenticity, validity and factual effect of the proxies; receive votes, ballots, consents, waivers or releases; hear and determine all matters of challenges, ownership and questions arising in connection with the voting; count and tabulate all votes, consents, waivers and releases;

determine and announce the result; and do such other acts as are proper to conduct the election or vote with fairness to all Shareholders.
     On request, the Inspector(s) shall make a report in writing on any question or matter determined by them and execute a certification of any fact found by them. The certification of the Inspector(s) shall be prima facie evidence of the facts stated therein and of the results of the voting as certified by them.
Section 10. Voting
     In all cases except where otherwise provided by statute, the Amended and Restated Articles of Incorporation or these Regulations, every Shareholder entitled to vote shall be entitled to cast one vote, in person or by proxy, on each proposal submitted to the meeting for each share held of record by him on the record date for the determination of the Shareholders entitled to vote at such meeting, and at any meeting at which a quorum is present all questions and business which shall come before the meeting shall be determined by the vote of the holders of a majority of such voting shares as are represented in person or by proxy.
Section 11. Advance Notice of Shareholder Proposals
     (a) Subject to the rights of the holders of any class or series of preferred stock of the Company, only proposals properly brought before the meeting in accordance with the following procedures shall be considered or acted upon at any Annual Meeting of the Shareholders of the Company. A proposal for consideration by the Shareholders of the Company at an Annual Meeting may be made only by the Board of Directors (or a committee of the Board of Directors delegated such authority) or a Shareholder of the Company that complies with the procedures and requirements set forth in this Section 11. In addition, a proposal for consideration by the Shareholders of the Company will only be considered or acted upon at an Annual Meeting if the proposal is otherwise proper for consideration under applicable law, the Amended and Restated Articles of Incorporation of the Company, and these Regulations. The procedures and requirements with respect to a proposal to nominate a candidate for election as a Director of the Company shall be governed by the provisions of Section 12 and not this Section 11. The provisions of this Section 11 shall apply to all proposals for consideration by the Shareholders of the Company that are not made by or through the Board of Directors (or an authorized committee thereof) regardless of whether the person submitting such proposal is seeking to have the proposal included in the Company’s proxy statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, or whether such person intends to prepare and mail to the Shareholders of the Company its own proxy statement soliciting approval of such proposal.
     (b) A Shareholder may submit a proposal for consideration by the Shareholders of the Company at an Annual Meeting only if written notice of such intention is received by the Corporate Secretary of the Company, either by personal delivery or by United States mail, postage prepaid, at the Company’s principal executive offices not less than sixty (60) days nor more than ninety (90) days prior to the date of such Annual Meeting. In the event that the date of the meeting is not publicly disclosed at least seventy (70) days prior to the date of the meeting, the written notice of such Shareholder’s intent to make a proposal must be received by the Corporate Secretary not later than the close of business on the tenth (10th) day following the date on which notice of such meeting is first given to the Shareholders. For purposes of this Section 11, notice of the date of a meeting shall be deemed to be first given to the Shareholders when disclosure of such date is first made in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended.
     (c) The notice to be provided by a Shareholder pursuant to this Section 11 must contain the following undertakings and information regarding such Shareholder and the proposal. The Shareholder submitting such notice is referred to as the “Proponent”.
          (i) the name and address of the Proponent;
          (ii) a representation that the Proponent is a holder of record or beneficial owner of shares of the Company entitled to vote at the meeting and intends to appear in person at the meeting to propose such matter;
          (iii) a description of any agreement, arrangement or understanding with respect to such proposal between or among the Proponent and any of its affiliates or associates, and any other persons acting in concert with any of the foregoing (including the names of all such persons);
          (iv) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, the Proponent of any of its affiliates or associates as of the date of the Proponent’s notice delivered in accordance with this Section 11, the effect or intent of which is to mitigate loss to, manage the risk or benefit of share price changes for, or increase or decrease the voting power of the Proponent or any of its affiliates or associates with respect to shares of the Company (including the names of all persons involved in any such agreement, arrangement or understanding);
          (v) as of the date of the Proponent’s notice delivered in accordance with this Section 11, the class and number of shares of the Company that are owned both beneficially and of record (segregated by beneficial ownership, record ownership and owner) by the Proponent or by any person identified pursuant to or that is related to the matters described in clauses (iii) and (iv) above (including the name of the record holder of any such shares beneficially owned);
          (vi) a representation that, not later than ten (10) days following the later of the record date or the date notice of the record date is first publicly disclosed by the Company, the Proponent will provide the Company with written notice of any change as of the record date for the meeting with respect to the information disclosed in response to clauses (iii), (iv) and (v) above;
          (vii) a representation as to whether the Proponent intends to deliver a proxy statement and/or form of proxy to holders of the Company’s outstanding shares and/or otherwise to solicit proxies from Shareholders of the Company in support of the proposal;
          (viii) such other information concerning the Proponent and each person identified pursuant to or that is related to the matters described in clauses (iii) and (iv)

above as would be required to be disclosed in a proxy statement soliciting proxies for the approval of such proposal, or that is otherwise required to be disclosed, under the rules of the Securities and Exchange Commission;
          (ix) the text of the proposal desired to be brought before the meeting, including any resolution intended to be voted upon by the Shareholders at the meeting;
          (x) in the event the proposal relates to an amendment to the Company’s Articles of Incorporation or these Regulations, the text of such amendment;
          (xi) a brief description of the proposal and the reasons for presenting the proposal at the meeting; and
          (xii) any material interest of the Proponent in the proposal, including any anticipated benefit to the Proponent, any of its affiliates or associates or any person identified pursuant to or that is related to the matters described in clauses (iii) and (iv) above.
Section 12. Advance Notice of Director Nomination
     (a) Subject to the rights of the holders of any class or series of preferred stock of the Company, only persons who are nominated in accordance with the following procedures shall be eligible for election as Directors of the Company. Nominations for the election of Directors may be made only by the Board of Directors (or a committee of the Board of Directors delegated such authority) or a Shareholder of the Company that complies with the procedures and requirements set forth in this Section 12. The procedures and requirements with respect to a proposal other than to nominate a candidate for election as a Director of the Company shall be governed by the provisions of Section 11 and not this Section 12. The provisions of this Section 12 shall apply to all nominations of a candidate for election as a Director of the Company that are not made by or through the Board of Directors (or an authorized committee thereof) regardless of whether the person submitting such nomination intends to prepare and mail to the Shareholders of the Company its own proxy statement soliciting support for such nominee.
     (b) A Shareholder may nominate a candidate for election as a Director of the Company only if written notice of such intention is received by the Corporate Secretary of the Company, either by personal delivery or by United States mail, postage prepaid, at the Company’s principal executive offices not less than sixty (60) days nor more than ninety (90) days prior to the date of such Annual Meeting or Special Meeting. In the event that the date of the meeting is not publicly disclosed at least seventy (70) days prior to the date of the meeting, written notice of such Shareholder’s intent to nominate a candidate must be received by the Corporate Secretary not later than the close of business on the tenth (10th) day following the date on which notice of such meeting is first given to the Shareholders. For purposes of this Section 12, notice of the date of a meeting shall be deemed to be first given to the Shareholders when disclosure of such date is first made in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

     (c) The notice to be provided by a Shareholder pursuant to this Section 12 must contain the following undertakings and information regarding such Shareholder and each such proposed nominee. The Shareholder submitting such notice is referred to as the “Proponent”.
          (i) the name and address of the Proponent;
          (ii) a representation that the Proponent is a holder of record or beneficial owner of shares of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the candidate specified in such notice;
          (iii) a description of any agreement, arrangement or understanding with respect to such nomination between or among the Proponent and any of its affiliates or associates, and any other persons acting in concert with any of the foregoing (including the names of all such persons);
          (iv) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, the Proponent of any of its affiliates or associates as of the date of the Proponent’s notice delivered in accordance with this Section 12, the effect or intent of which is to mitigate loss to, manage the risk or benefit of share price changes for, or increase or decrease the voting power of the Proponent or any of its affiliates or associates with respect to shares of the Company (including the names of all persons involved in any such agreement, arrangement or understanding);
          (v) as of the date of the Proponent’s notice delivered in accordance with this Section 12, the class and number of shares of the Company that are owned both beneficially and of record (segregated by beneficial ownership, record ownership and owner) by the Proponent or by any person identified pursuant to or that is related to the matters described in clauses (iii) and (iv) above (including the name of the record holder of any such shares beneficially owned);
          (vi) a representation that, not later than ten (10) days following the later of the record date or the date notice of the record date is first publicly disclosed by the Company, the Proponent will provide the Company with written notice of any change as of the record date for the meeting with respect to the information disclosed in response to clauses (iii), (iv) and (v) above;
          (vii) a representation as to whether the Proponent intends to deliver a proxy statement and/or form of proxy to holders of the Company’s outstanding shares and/or otherwise to solicit proxies from Shareholders of the Company in support of such nomination;
          (viii) such other information concerning the Proponent and each person identified pursuant to or that is related to the matters described in clauses (iii) and (iv) above as would be required to be disclosed in a proxy statement soliciting proxies for the election of the proposed nominee as a director in an election contest (even if an election contest is not anticipated), or that is otherwise required to be disclosed, under the rules of the Securities and Exchange Commission;

          (ix) the name, age, business address and residence address of each nominee;
          (x) the principal occupation or employment of each nominee;
          (xi) the information required by clauses (iii), (iv) and (v) above with respect to each nominee;
          (xii) the executed written consent of each nominee consenting to being nominated as a candidate for election as a Director of the Company, consenting to being named in the Company’s proxy statement as a nominee (if determined by the Company to be so qualified), and consenting to serve as a Director of the Company if elected;
          (xiii) a completed and signed director questionnaire from each nominee, in the form available by written request to the Company’s Corporate Secretary;
          (xiv) such other information concerning each nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of the nominee as a director in an election contest (even if an election contest is not anticipated), or that is otherwise required to be disclosed, under the rules of the United States Securities and Exchange Commission; and
          (xv) a representation from each nominee agreeing to furnish to the Company such other information as it may reasonably require to determine the eligibility of the nominee to serve as an independent director of the Company or that could be material to a reasonable Shareholder’s understanding of the independence, or lack thereof, of the nominee.
ARTICLE II
BOARD OF DIRECTORS
Section 1. General Powers
     Except where the law, the Amended and Restated Articles of Incorporation or these Regulations require action to be authorized or taken by Shareholders, all of the authority of the Company shall be exercised by the Board of Directors.
Section 2. Number of Directors
     The Board of Directors of the Company, none of whom need be Shareholders, shall consist of not less than seven (7) nor more than fifteen (15) members. Without amendment of these Regulations, the number of Directors may be fixed or changed at any Annual or Special Meeting of Shareholders called for that purpose at which a quorum is present, by the affirmative vote of the holders of a majority of the shares which are represented at the meeting and entitled to vote on such proposal, but no reduction in the number of Directors shall of itself have the effect of shortening the term of any incumbent Director.

Section 3. Election of Directors
     Directors shall be elected at the Annual Meeting of Shareholders, but when the Annual Meeting is not held or Directors are not elected thereat, they may be elected at a Special Meeting of Shareholders called and held for that purpose.
     At a meeting of Shareholders at which Directors are to be elected, only persons nominated as candidates shall be eligible for election as Directors, and the candidates receiving the greatest number of votes shall be elected. Voting in the election of Directors may be cumulative as provided by statute.
Section 4. Term of Office and Vacancies
     The term of office of each Director shall be one (1) year and Directors shall hold office until the Annual Meeting of Shareholders next succeeding their election at which their term of office expires and until their successors are elected and qualified, or until their earlier resignation, removal from office, or death. Any Director may resign at any time by oral statement to that effect made at a meeting of the Board or in a writing to that effect delivered to the Secretary or Assistant Secretary, such resignation to take effect immediately or at such other time as the Director may specify.
     In the event of the occurrence of any vacancy or vacancies in the Board of Directors irrespective of the reason therefor, the remaining Directors, though less than a majority of the whole authorized number of Directors, may upon vote of a majority of their number fill such vacancy for the unexpired term.
Section 5. Meetings
     As soon after each Annual Meeting of Shareholders as practicable, the Directors shall hold an organizational meeting for the purpose of electing Officers and the transaction of any other business. Other meetings of the Board may be held at any time upon the call of the Chairman of the Board, the President, or any two (2) Directors. Meetings of the Board may be held within or without the State of Ohio. Notice of the time and place of each meeting of the Board shall be given to each Director as provided for under Ohio law, at least two (2) days before the meeting, which notice need not specify the purposes of the meeting. Unless otherwise specifically stated in the notice thereof any business may be transacted at any meeting of the Board.
     Notice of any meeting of the Board may be waived by any Director in writing, either before or after such meeting, or by his attendance at any such meeting without protesting the lack of proper notice prior to or at the commencement of such meeting. If any meeting is adjourned, notice of the adjournment need not be given if the time and place to which it is adjourned are fixed and announced at such meeting.
Section 6. Action of Directors Without a Meeting
     Any action which may be taken at a meeting of the Board or at a meeting of a Committee of Directors may be taken without a meeting if approved and authorized by a writing or writings signed by all the Directors or members of the Committee, respectively, which writing or writings shall be filed or entered upon the records of the Company.
Section 7. Quorum
     Four (4) Directors shall be necessary to constitute a quorum for the transaction of business at a meeting, provided that a majority of the Directors at a meeting duly held, whether or not a quorum exists, may adjourn such meeting form time to time.
     The act of a majority of the Directors present at a meeting at which a quorum is present is the act of the Board unless the act of a greater number is required by the Amended and Restated Articles of Incorporation or these Regulations.
Section 8. Committees
     The Board of Directors may from time to time appoint three (3) or more Directors to constitute one or more Committees of Directors. The resolution establishing each such Committee shall specify a designation by which it shall be known and shall fix its purpose, powers, authority and duration of existence. The Board of Directors may delegate to any such Committee any of the authority of the Board, however conferred, other than that of filling vacancies among the Directors or in any Committee of Directors.
     The Board of Directors may likewise appoint one or more Directors as alternate members of any such Committee, who may take the place of any absent member or members at any meeting of such Committee.
     Each such Committee and each member thereof shall serve at the pleasure of the Board of Directors, shall act only in the intervals between meetings of the Board, and shall be subject to the control and direction of the Board. All actions taken by any such Committee shall be reported in writing to the Board at its first meeting thereafter.
     An act or authorization of any act by any such Committee within the authority delegated to it by the resolution establishing it shall be effective for all purposes as the act or authorization by the Board of Directors.
     In every case, the affirmative vote of a majority of its members at a meeting, or the written consent of all of the members of any such Committee without a meeting, shall be necessary for the approval of any action.
     In particular, the Board of Directors may create an Executive Committee in accordance with the foregoing provisions of this Section. If created, the Executive Committee shall possess and may exercise all of the powers of the Board in the management and control of the business of the Company during the intervals between meetings of the Board subject to the foregoing provisions of this Section. The Chairman of the Executive Committee shall be determined by the Board of Directors from time to time. All action taken by the Executive Committee shall be reported in writing to the Board of Directors at its first meeting thereafter.

Section 9. Compensation
     For his attendance at each meeting of the Board of Directors or of a Committee of Directors, or for other services rendered, each Director shall receive such reasonable compensation, reimbursement for expenses, and other benefits as the Board shall from time to time determine and irrespective of any personal interest of any of them. The Board shall also have authority to provide for reimbursement for expenses and to establish reasonable compensation and other benefits for services rendered to the Company by each Officer and may delegate such authority to one or more Officers or Directors.
ARTICLE III
RECORD DATES
     For any lawful purpose including without limitation the determination of the Shareholders who are entitled to:
1.	receive notice of or to vote at a Meeting of Shareholders,

2.	receive payment of any dividend or distribution,

3.	receive or exercise rights of purchase of or subscription for, or exchange or conversion or, shares or other securities, subject to contract rights with respect thereto, or

4.	participate in the execution of written consents, waivers or releases, the Board of Directors may fix a record date which shall not be a date earlier than the date on which the record date is fixed and, in the cases provided for in clauses (1), (2) and (3) above, shall not be more than sixty (60) days preceding the date of the Meeting of Shareholders, or the date fixed for the payment of any dividend or distribution, or the date fixed for the receipt or the exercise of rights, as the case may be. The record date for the purpose of the determination of the Shareholders who are entitled to receive notice of or to vote at a Meeting of Shareholders shall continue to be the record date for all adjournments of such meeting, unless the Board of Directors or the persons who shall have fixed the original record date shall, subject to the limitations set forth in this Article, fix another date. In case a new record date is so fixed, notice thereof and of the date to which the meeting shall have been adjourned shall be given to Shareholders of record as of such date in accordance with the same requirements as those applying to a meeting newly called. The Board of Directors may close the share transfer books against transfers of shares during the whole or any part of the period provided for in this Article, including the date of the Meeting of Shareholders and the period ending with the date, if any, to which adjourned.
ARTICLE IV
OFFICERS
Section 1. General Provisions, Powers and Duties
     The Board of Directors may elect a Chairman of the Board and a Controller and shall elect a President, one or more Vice Presidents, a Secretary and a Treasurer, and such other

Officers as the Board may from time to time deem necessary. The Chairman of the Board shall be a Director. Any two (2) or more of such offices may be held by the same person, but no Officer shall execute, acknowledge, attest or verify any instrument in more than one capacity if such instrument is required to be executed, acknowledged, attested or verified by two (2) or more Officers.
     All Officers, as between themselves and the Company, shall respectively have such authority and perform such duties as are customarily incident to their respective offices, and as may be specified from time to time by the Board of Directors, regardless of whether such authority and duties are customarily incident to such offices. In the absence of any Officer of the Company, or for any other reason the Board may deem sufficient, the Board may delegate from time to time the powers or duties of such Officer, or any of them, to any other Officer or to any Director.
     The Board may from time to time delegate to any Officer authority to appoint and remove subordinate Officers and to prescribe their authority and duties.
     Since the lawful purposes of the Company include the acquisition and ownership of real property, personal property and property in the nature of patents, copyrights and trademarks and the protection of the Company’s property rights in its patents, copyrights and trademarks, each of the Officers of the Company is empowered to execute any power of attorney necessary to protect, secure, or vest the Company’s interest in and to real property, personal property and its property protectable by patents, trademarks and copyright registrations and to secure such patents, copyrights and trademark registrations.
Section 2. Term of Office and Vacancies
     The elected Officers of the Company shall hold office until the succeeding organizational meeting of the Board of Directors and until their successors are elected, except in case of resignation, death, removal or retirement. The Board of Directors may remove any Officer at any time, with or without cause, by a majority vote of the members of the Board then in office. Any vacancy in any office may be filled by the Board of Directors.
Section 3. Chairman of the Board
     The Chairman of the Board, if any, shall preside at all meetings of the Board of Directors, and shall have such authority and perform such duties as the Board may determine.
Section 4. President
     The President shall preside at all meetings of the Board of Directors in the absence of the Chairman of the Board unless otherwise determined by the Board. The President shall have such authority and perform such duties as the Board of Directors may determine.
Section 5. Chief Executive Officer
     The Board of Directors shall determine from time to time which Officer shall be designated as the Chief Executive Officer of the Company. Subject to directions of the Board of

Directors, he shall have general executive supervision of the property, business and affairs of the Company, and shall see that all orders and recommendations of the Board are carried into effect.
Section 6. Vice Presidents
     The Vice President or Vice Presidents shall have such authority and shall perform such duties as may be delegated to them by the Chief Executive Officer or as may be determined by the Board of Directors. In case of the disability or absence of the President, or in case of a vacancy existing in the office of the President, a Vice President shall be designated by the Board of Directors to perform all duties and possess all of the authority of the President until such time as a new President is elected by the Board.
Section 7. Secretary
     The Secretary shall keep the minutes of the meetings of Shareholders and of the Board of Directors and the Executive Committee (unless otherwise directed by the Executive Committee). He shall keep such books as may be required by the Board of Directors, give such notice of Shareholders’ meetings and Board meetings as may be required by law or these Regulations, and perform such other duties as the Shareholders or the Board may determine.
Section 8. Treasurer
     The powers and duties of the Treasurer shall be to keep safe all moneys of the Company which may be deposited from time to time with the Treasurer, and to pay out said moneys in such manner as may be prescribed by the Board of Directors, and generally to do and perform all such other duties as pertain to his office and as may be determined by the Board.
Section 9. Controller
     The Controller shall be the chief accounting officer of the Company. He shall prepare such accounting statistics, records and reports as may be prescribed by the Board of Directors, and generally do and perform all such other duties as determined by the Board.
Section 10. Assistant Officers
     The Board of Directors may elect one or more Assistant Secretaries, Assistant Treasurers and/or Assistant Controllers, who shall have such powers and perform such duties as directed by their respective principal Officers or as the Board may determine.
Section 11. Other Officers
     All other Officers shall have such powers and perform such duties as the Board of Directors may determine.

ARTICLE V
CERTIFICATES FOR SHARES
Section 1. Certificates for Shares
     Each holder of shares is entitled to one or more certificates for shares of the Company in such form not inconsistent with law and the Amended and Restated Articles of Incorporation as shall be approved by the Board of Directors. Each such certificate shall be signed by the Chairman of the Board or the President, and by the Secretary or Assistant Secretary or the Treasurer or Assistant Treasurer of the Company, which certificate shall certify the number and class of shares held by each Shareholder in the Company, but no certificates for shares shall be executed or delivered until such shares are fully paid.
     When such a certificate is countersigned by an incorporated transfer agent or registrar, the signature or any of said Officers of the Company may be a facsimile, engraved, stamped or printed.
     Although any Officer of the Company, whose manual or facsimile, engraved, stamped or printed signature is affixed to such a certificate ceases to be such Officer before the certificate is delivered, such certificate shall be effective in all respects when delivered.
Section 2. Transfer of Shares
     Shares of the Company shall be transferable upon the books of the Company by the holders thereof in person or by a duly authorized attorney upon surrender and cancellation of certificates for a like number of shares of the same class of shares, with duly executed assignment and power of transfer endorsed thereon or attached thereto, and with such proof of authenticity of the signatures to such assignment and power of transfer as the Company or its agents may reasonably require.
Section 3. Lost, Stolen or Destroyed Certificates
     The Company may issue a new certificate for shares in place of any certificate or certificates heretofore issued by the Company alleged to have been lost, stolen or destroyed and upon the making of an affidavit of that fact by the person claiming the certificate of stock to have been lost, stolen or destroyed.
     When authorizing such issues of a new certificate or certificates, the Board of Directors may, in its discretion, and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representatives, to attest the same in such manner as it shall require and to give the Company a bond in such sum and containing such terms as the Board may direct as indemnity against any claim that may be made against the Company with respect to the certificate or certificates alleged to have been lost, stolen or destroyed.

Section 4. Transfer Agents and Registrars
     The Board of Directors may appoint or revoke the appointment of transfer agents and registrars and may require all certificates for shares to bear the signature of such transfer agents and registrars or any of them.
     The Board of Directors shall have authority to make all such rules and regulations as it may deem expedient concerning the issuance, transfer and registration of certificates for shares of the Company.
ARTICLE VI
INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES
     The Company shall indemnify any director or officer and any former director or officer of the Company and any such director or officer who is or has served at the request of the Company as a director, officer or trustee of another corporation, partnership, joint venture, trust or other enterprise (and his heirs, executors and administrators) against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him by reason of the fact that he is or was such director, officer or trustee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by applicable law. The indemnification provided for herein shall not be deemed to restrict the right of the Company (i) to indemnify employees, agents and others to the extent not prohibited by such law, (ii) to purchase and maintain insurance or furnish similar protection on behalf of or for any person who is or was a director, officer, employee or agent of the Company, or any person who is or was serving at the request of the Company as a director, officer, trustee, employee or agent of another corporation, joint venture, partnership, trust or other enterprise against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such, and (iii) to enter into agreements with persons of the class identified in clause (ii) above indemnifying them against any and all liabilities (or such lesser indemnification as may be provided in such agreements) asserted against or incurred by them in such capacities.
ARTICLE VII
FISCAL YEAR
     The fiscal year of the Company shall be fixed by resolution of the Board of Directors and shall remain as fixed until changed by resolution of the Board from time to time.
ARTICLE VIII
CANCELLATION OF FORMER CODES OF REGULATIONS
     This Amended and Restated Code of Regulations supersedes all Code of Regulations and amendments theretofore adopted.
ARTICLE IX
EMERGENCY REGULATIONS
     The Directors may adopt, either before or during an emergency, as that term is defined by the General Corporation Law of Ohio, any emergency regulations permitted by the General

Corporation Law of Ohio which shall be operative only during such an emergency. In the event the Board of Directors does not adopt any such emergency regulations, the special rules provided in the General Corporation Law of Ohio shall be applicable during an emergency as therein defined.
ARTICLE X
AMENDMENTS
     The Company may amend, change or add to this Amended and Restated Code of Regulations for any lawful purpose (i) to the extent permitted by Chapter 1701 of the Ohio General Corporation Law, by the Directors or (ii) by the vote or written consent of the holders of record of shares entitling them to exercise a majority of the voting power of the Company in respect of any such amendment, change or addition; provided, however, that if any such amendment, change or addition is adopted by written consent without a meeting of the Shareholders, the Secretary shall enter any such amendment, change or addition in the records of the Company and provide a copy thereof to each Shareholder of record who would have been entitled to vote thereon and did not participate in the adoption thereof in any manner provided for under Ohio law.
ARTICLE XI
OHIO CONTROL SHARE ACT
     The provisions of Section 1701.831 of the Ohio Revised Code, as amended, requiring shareholder approval of control share acquisitions, as defined in Section 1701.01(Z) of such Code, as amended, shall not be applicable to the Company.